Exhibit 99.1

RTI International Metals Reports Strong Third Quarter Results

Substantial Year-Over-Year Gains in Net Sales, Operating Income, EPS

PITTSBURGH--(BUSINESS WIRE)--October 31, 2012--RTI International Metals, Inc., (NYSE: RTI), reported today strong third quarter 2012 financial results showing substantial year-over-year increases in net sales, operating income and earnings per share compared with the same period in 2011.

The company said its financial performance reflects continued strength in the aerospace, medical device and energy markets, as well as continued improving performance in its Fabrication Group.

Highlights of RTI’s results for the third quarter of 2012, ended September 30, follow:

Financial Summary
Q3 2012 vs. Q3 2011 comparisons:

  Q3 2012 net sales were $189.1 million, an increase of 32% over net sales of $143.7 million in Q3 2011.
  Q3 2012 operating income was $12.9 million vs. $7.7 million in Q3 2011, an increase of 68%.
  Net income for Q3 2012 more than doubled over the same period in 2011, to $5.6 million, or $0.19 per diluted share. Net income for Q3 2011 was $2.1 million, or $0.07 per diluted share.
  Titanium mill product shipments during the quarter were 4.2 million pounds compared to 4.3 million pounds in 2011.
  Average realized mill product price in Q3 was $19.01 per pound compared to $18.99 per pound during the same period in 2011.

Third Quarter and Nine Month Highlights
During the third quarter of 2012, RTI reported net income of $5.6 million, or $0.19 per diluted share, on net sales of $189.1 million and operating income of $12.9 million. During the third quarter of 2011, RTI reported net income of $2.1 million, or $0.07 per diluted share, on net sales of $143.7 million and operating income of $7.7 million. Included in the results for the third quarter of 2012 was a $2.4 million impact associated with an electrical transformer fire at the Titanium Group’s Canton, Ohio, facility.

For the nine months ended September 30, 2012, RTI reported net sales of $542.2 million, compared with net sales of $387.7 million for the same period a year ago. Operating income for the first nine months of 2012 was $37.8 million with net income of $16.4 million, or $0.54 per diluted share, compared with operating income of $23.2 million and net income of $6.5 million, or $0.22 per diluted share, for the same period a year ago.

Titanium Group
For the third quarter of 2012, the Titanium Group posted operating income of $2.0 million on sales of $85.8 million, including intersegment sales of $43.0 million. During the same period in 2011, this Group had operating income of $4.9 million on sales of $87.7 million, including intersegment sales of $42.7 million. The year-over-year decrease in the Group’s operating income was primarily the result of a $2.4 million impact due to an electrical transformer fire and the subsequent temporary cessation of operations at the Group’s RTI Alloys plant in Canton, Ohio. Additionally, the Group incurred higher raw material costs in the recent period versus the same period in 2011.

During the first nine months of 2012, the Titanium Group posted operating income of $15.9 million on sales of $261.4 million, including intersegment sales of $141.3 million. During the first nine months of 2011, operating income was $22.9 million on sales of $231.7 million, including intersegment sales of $114.7 million. In addition to the impact from the fire at the Canton plant and higher raw material costs in 2012 versus 2011, the nine month period was also impacted by costs associated with the commencement of operations at the Group’s Martinsville, Virginia, facility.

Mill product shipments for the third quarter were 4.2 million pounds at an average realized price of $19.01 per pound, compared to mill product shipments of 4.3 million pounds in the third quarter of 2011 at an average realized price of $18.99 per pound.

Mill product shipments for the first nine months of 2012 were 12.8 million pounds at an average realized price of $19.14 per pound compared to mill product shipments of 10.7 million pounds in 2011 at an average realized price of $19.69 per pound.

Fabrication Group
For the third quarter of 2012, the Fabrication Group had operating income of $6.1 million on net sales of $87.9 million. For the same period in 2011, this Group had an operating loss of $1.5 million on net sales of $40.2 million. The improvement in the Group’s results reflects not only the impact of the acquisitions of RTI Remmele and RTI Advanced Forming, but also a strong contribution from RTI’s energy market projects.

For the first nine months of 2012, the Fabrication Group reported net sales of $234.0 million and operating income of $8.4 million, compared with net sales of $110.5 million and an operating loss of $8.0 million for the same period in 2011.

Distribution Group
For the third quarter of 2012, the Distribution Group posted operating income of $4.8 million on net sales of $58.3 million. For the same period in 2011, the Group had operating income of $4.3 million on net sales of $58.4 million. Although the Group experienced lower demand for non-titanium products as customers defer orders due to uncertainty surrounding the possible market impact of sequestration, this decline was more than offset by increased sales of titanium products.

Year-to-date, the Distribution Group reported net sales of $188.2 million resulting in operating income of $13.4 million, compared with net sales of $160.3 million and operating income of $8.4 million for the same period in the prior year.

CEO Comment
“The results for the quarter were right in line with our expectations, therefore, we are continuing our 2012 guidance, including sales in excess of $700 million, volume of 16 million pounds or more of titanium mill product shipped and operating income at the higher end of our range of $45–50 million,” said Dawne Hickton, Vice Chair, President and CEO of RTI.

“We are particularly encouraged with the performance of our Fabrication Group, where we are seeing the benefits of our strategy to move further downstream by expanding the breadth and scale of advanced titanium engineering, precision machining and fabrication capabilities. In addition, our end market diversification efforts have also paid off as we recognized growth during the quarter across the commercial aerospace, medical device and energy markets.

“The addition of our forging and hot grinding facility in Martinsville, Virginia, which came online for commercial operations earlier this month, gives us additional capacity to meet the anticipated ramp in commercial aerospace and continue RTI’s growth. We also recently completed our annual titanium sponge price negotiation and believe that our raw material prices for 2013 will be largely flat in comparison with 2012.”

Conference Call Information
To participate in today's 10:00 a.m. Eastern Time conference call, please dial (USA/Canada) 800-446-2782 or (International) 847-413-3235 several minutes prior to the start time and specify the RTI International Metals' Conference Call.

Replay Information
Replay of the call will be available one hour after the conference ends and remains accessible until Wednesday, November 14, 2012. To listen to the replay, dial (USA/Canada) 888-843-7419 or (International) 630-652-3042 and enter conference pass code 3357 5679#.

Forward Looking Statement
All statements in this release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. These risks and uncertainties include, but are not limited to, global economic and political uncertainties, the concentration of our revenue within the commercial aerospace and defense industries, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, the successful completion and integration of completed acquisitions, military spending generally and in particular, demand from the Joint Strike Fighter program, the impact from Boeing 787 production delays, the competitive nature of the markets for specialty metals, the ability of RTI to obtain adequate raw materials, the successful completion of RTI’s capital expansion projects, and other risks and uncertainties described and included in RTI’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011, and the exhibits attached thereto. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. RTI undertakes no obligation to update or revise any forward-looking statements.

RTI International Company Description
RTI International Metals, Inc., headquartered in Pittsburgh, specializes in advanced titanium, meeting the requirements of the world's most technologically sophisticated applications in aerospace, defense, propulsion, medical device, energy, industrial, and chemical markets. For over 60 years, RTI has been taking titanium further through advanced manufacturing, engineering, machining, and forming processes. RTI delivers titanium mill products, extruded shapes, form-ready parts, and highly engineered components through our downstream integrated supply chain. RTI has locations in the United States, Canada, Europe, and Asia.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net sales	$189,075	$143,671	$542,202	$387,734
Cost and expenses:
Cost of sales	151,128	118,665	432,054	312,134
Selling, general, and administrative expenses	22,434	16,388	67,514	51,464
Research, technical, and product development expenses	1,012	925	3,181	2,447
Asset and asset-related charges (income)	1,617	-	1,617	(1,501)
Operating income	12,884	7,693	37,836	23,190
Other income (expense), net	32	198	334	(238)
Interest income	18	331	133	911
Interest expense	(4,708)	(4,173)	(13,195)	(12,723)

Income before income taxes	8,226	4,049	25,108	11,140
Provision for income taxes	2,601	1,982	8,695	4,603
Net income	$5,625	$2,067	$16,413	$6,537

Earnings per share:
Basic	$0.19	$0.07	$0.54	$0.22
Diluted	$0.19	$0.07	$0.54	$0.22

Weighted-average shares outstanding:
Basic	30,137,187	30,025,607	30,117,204	30,013,464
Diluted	30,247,372	30,251,411	30,232,304	30,278,456

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited) (In thousands, except share and per share amounts)

	September 30,	December 31,
ASSETS	2012	2011
Current assets:
Cash and cash equivalents	$73,389	$156,842
Short-term investments	3,998	164,255
Receivables, less allowance for doubtful accounts of $946 and $872	109,273	89,359
Inventories, net	378,218	275,059
Deferred income taxes	19,644	18,674
Other current assets	10,725	9,932
Total current assets	595,247	714,121
Property, plant, and equipment, net	367,818	289,434
Marketable securities	-	12,683
Goodwill	138,247	55,864
Other intangible assets, net	57,664	22,576
Deferred income taxes	32,197	27,424
Other noncurrent assets	5,113	5,173
Total assets	$1,196,286	$1,127,275

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$70,079	$59,591
Accrued wages and other employee costs	29,730	27,260
Unearned revenues	30,451	26,027
Other accrued liabilities	27,458	20,085
Total current liabilities	157,718	132,963
Long-term debt	196,079	186,981
Liability for post-retirement benefits	42,220	41,388
Liability for pension benefits	2,555	20,830
Deferred income taxes	38,731	13,606
Other noncurrent liabilities	8,908	8,755
Total liabilities	446,211	404,523
Commitments and Contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 31,106,934 and
30,948,209 shares issued; 30,324,359 and 30,198,780 shares outstanding	311	309
Additional paid-in capital	483,156	479,245
Treasury stock, at cost; 782,575 and 749,429 shares	(18,399)	(17,657)
Accumulated other comprehensive loss	(31,472)	(39,211)
Retained earnings	316,479	300,066
Total shareholders’ equity	750,075	722,752
Total liabilities and shareholders’ equity	$1,196,286	$1,127,275

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Nine Months Ended
	September 30,
	2012	2011
Cash used in operating activities (including depreciation and
amortization of $29,405 and $16,697)	$(26,273)	$(13,507)

Cash used in investing activities (1)	(57,918)	(173,346)

Cash provided by (used in) financing activities	(850)	207

Effect of exchange rate changes on cash and cash equivalents	1,588	(564)

Decrease in cash and cash equivalents	(83,453)	(187,210)
Cash and cash equivalents at beginning of period	156,842	376,951
Cash and cash equivalents at end of period	$73,389	$189,741

(1)

Includes cash used for the purchase of RTI Remmele Engineering, Inc. of $182,555 and net cash provided by the sale of available-for-sale investments of $172,772 in the current year compared to net purchases of investments of $147,392 in the prior year.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Selected Operating Segment Information (Unaudited) (In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales:
Titanium Group	$42,806	$45,028	$120,034	$116,983
Intersegment sales	42,968	42,709	141,340	114,677
Total Titanium Group sales	85,774	87,737	261,374	231,660

Fabrication Group	87,931	40,220	234,002	110,474
Intersegment sales	20,144	13,916	62,539	42,470
Total Fabrication Group sales	108,075	54,136	296,541	152,944

Distribution Group	58,338	58,423	188,166	160,277
Intersegment sales	972	255	2,704	1,056
Total Distribution Group sales	59,310	58,678	190,870	161,333

Eliminations	64,084	56,880	206,583	158,203
Total consolidated net sales	$189,075	$143,671	$542,202	$387,734

Operating income (loss):
Titanium Group before corporate allocations	$4,632	$7,366	$25,057	$30,475
Corporate allocations	(2,669)	(2,428)	(9,111)	(7,616)
Total Titanium Group operating income	1,963	4,938	15,946	22,859

Fabrication Group before corporate allocations	9,696	1,647	18,988	1,841
Corporate allocations	(3,619)	(3,146)	(10,543)	(9,870)
Total Fabrication Group operating income (loss)	6,077	(1,499)	8,445	(8,029)

Distribution Group before corporate allocations	6,645	6,139	19,441	14,273
Corporate allocations	(1,801)	(1,885)	(5,996)	(5,913)
Total Distribution Group operating income	4,844	4,254	13,445	8,360

Total consolidated operating income	$12,884	$7,693	$37,836	$23,190

CONTACT:
RTI International Metals, Inc.
Richard E. Leone, 330-544-7622
Director – Investor Relations
rleone@rtiintl.com